PERFORMANCE FOOD GROUP COMPANY
EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN
TRUSTEE DIRECTION FORM
TO: WACHOVIA BANK, NA, TRUSTEE
       Step 1: Indicate a number: I wish to tender                      shares of PFG common stock held in my account(s) in the Performance Food Group Company Employee Savings and Stock Ownership Plan (the “ESSP”).
       Step 2: Check one option below. If you choose option (B), you must also indicate your tender price.
       Check only one box under (A) or (B) below. If more than one box is checked, or if no box is checked, there is no valid tender of shares.
(A)     Shares Tendered at Price Determined in the Tender Offer

☐	I want to maximize the chance of having PFG accept for purchase all of the shares that I am tendering (subject to the possibility of proration). Accordingly, BY CHECKING THIS BOX INSTEAD OF ONE OF THE PRICE BOXES BELOW, I hereby tender shares at, and am willing to accept, the purchase price determined by PFG in accordance with the terms of the tender offer and resulting from the tender offer process. This action may have the effect of lowering the purchase price and could result in receiving a price per share as low as $27.50 per share.
OR
(B)     Shares Tendered at Price Determined by Shareholder

☐	By checking ONE of the following boxes below INSTEAD OF THE BOX UNDER “Shares Tendered at Price Determined in the Tender Offer,” I hereby tender shares at the purchase price checked. This action could result in none of the shares being purchased if the purchase price determined by PFG for the shares is less than the purchase price checked below.

☐ $27.50	☐ $27.75	☐ $28.00	☐ $28.25	☐ $28.50	☐ $28.75

☐ $29.00	☐ $29.25	☐ $29.50	☐ $29.75	☐ $30.00	☐ $30.25

☐ $30.50	☐ $30.75	☐ $31.00	☐ $31.25	☐ $31.50
       Please note that the ESSP is prohibited from selling shares to PFG for a price that is less than the prevailing market price. Accordingly, if you elect to tender shares at a price that is lower than the prevailing price of PFG’s common stock on Nasdaq at the expiration of the tender offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of PFG’s common stock on Nasdaq on the expiration date of the tender offer. This could result in your shares not being purchased in the tender offer.

Step 3: Read this form carefully, provide the requested information and then sign this form.
       I acknowledge receipt of the accompanying “Letter to the Participants in the Performance Food Group Company Employee Savings and Stock Ownership Plan,” the enclosed Offer to Purchase, dated June 30, 2005, and the related Letter of Transmittal in connection with the tender offer by Performance Food Group Company, a Tennessee corporation, to purchase up to 10,000,000 shares of its common stock.
       The method of delivery of this document is at the election and risk of the ESSP participant. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
SIGN HERE:
Signatures:     X

Name:

(Please Print)
Taxpayer Identification Number or Social Security Number:

Address:

Area Code and Telephone Number:

Date:

The addresses to submit this form to are:
AMERICAN STOCK TRANSFER & TRUST COMPANY

By Registered, Certified or First Class Mail or Overnight Courier
American Stock Transfer & Trust Company
Operations Center
Attention: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219	By Hand American Stock Transfer & Trust Company Attention: Reorganization Department 59 Maiden Lane New York, New York 10038

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